Exhibit 99.1

Einstein said there are five ascending levels of intelligence:
Smart, Intelligent, Brilliant, Genius, and Simple.

It reminds me that we have a relatively simple business. We make cartoons. And if you do it right, value will become self-evident, and enduring.

In that context, today we released our results for the Q3 2015 period, and by virtually every metric, the company has shown material growth as we execute our business plan and build highly commercial evergreen earning assets. Let’s take a quick look:

●	Licensing & Royalty Revenue
	¡	Increase of $44,261 (82%) for the Three months ended 9/30/2015 vs 9/30/2014
	¡	Increase of $216,681 (139%) for the Nine months ended 9/30/2015 vs 9/30/2014
	¡	Due to increased Licensing activity related to our established brands

●	Television & Home Entertainment Revenue
	¡	Increase of $157,080 (613%) for the Three months ended 9/30/2015 vs 9/30/2014
	¡	Increase of $210,894 (187%) for the Nine months ended 9/30/2015 vs 9/30/2014
	¡	Beginning to deliver and recognize revenue for TESL; additional sales of Baby Genius and other completed projects

●	Total Revenues
	¡	Increase of $147,134 (110%) compared to prior quarter
	¡	Reasons provided above

●	Gross Profit
	¡	Increase of $111,691 (77%) for the Three months ended 9/30/2015 vs 9/30/2014
	¡	Increase of $139,438 (118%) compared to prior quarter
	¡	Increase of $367,039 (123%) for the Nine months ended 9/30/2015 vs 9/30/2014
	¡	Margins continue to increase as we shift away from manufacturing and distribution of physical goods to higher margin revenue streams

●	Total Operating Expenses
	¡	Decrease of $58,139 (-5%) compared to prior quarter
	¡	Reduction in Consultant and IR expenses

●	Total Expenses
	¡	Decrease of $110,261 (-13%) for the Three months ended 9/30/2015 vs 9/30/2014
	¡	Decrease of $197,577 (-21%) compared to prior quarter
	¡	Decrease of $143,792 (-6%) for the Nine months ended 9/30/2015 vs 9/30/2014
	¡	Reduction due to decrease in manufacturing and its associated costs, as well as continued cost cutting efforts

2

●	Accounts Receivable, net
	¡	Increase of $118,736 (45%) compared to prior quarter
	¡	Increase in A/R associated with revenue increases and timing of revenue recognized near quarter end

●	Short and Long Term Deferred Revenue and Advances
	¡	Increase of $107,264 (11%) compared to prior quarter
	¡	These are contracted revenues that are going to be recognized over the passage of time as all revenue recognition criteria are met.

CASH

Let's now look at cash. The company has as much cash today as any other time in the history of Genius Brands International: approximately $6 million dollars. Some of it comes from a recent cash raise earmarked for four distinct purposes.

1.	To fund a robust marketing spend behind new brands entering the marketplace

2.	To secure top tier creative talent

3.	To aggregate profitable international consumer product licensing agencies, thus eliminating agency fees to the company for representation of our brands rolling out abroad

4.	To meet minimum capital requirements for our move to NASDAQ Deployment of funds will be accretive and was carefully measured to fund faster and increased profitability.

3

KID GENIUS CHANNEL ON COMCAST

Our recently launched channel on Comcast has shown strong viewership across all of the brands being broadcasted (Baby Genius, Secret Millionaires Club, Thomas Edison’s Secret Lab, Stan Lee's Mighty 7, Carmen Sandiego, among others). According to Rentrak, the audience measurement service, we grew viewership 16% the 2nd week, and another 7% the week after. We will keep you informed as we continue to get results, but the initial reports of viewership are extremely encouraging. Comcast is doing a number of promotional initiatives including “premiere placement in the Kids/All TV shows row.” One of the Kid Genius series, “Carmen Sandiego” is featured as one of the ‘5 pinned series’ along with 3 programs from Disney, and one from Cartoon Network (See below... We are in very good company!).

BABY GENIUS

Baby Genius has recently launched exclusively on Amazon and has 46 separate product SKUs in the marketplace, ranging from plush dolls, to musical instruments, electronics, to sippy cups. Amazon recently announced their list of top holiday toys, and they included the Baby Genius Musical Train among their top picks of the holiday season.

4

5

Baby Genius has garnered much attention through social media as well. Twenty-five high level mom bloggers and select parenting media, including Bauer publications and Grandparents.com, participated in promoting the Amazon launch of Baby Genius, reaching approximately 4,000,000 via promotion on their sites and social media channels.

In addition, a syndicated article that covered the Baby Genius relaunch ran in nearly 1,000 markets across the country.

6

LLAMA LLAMA

Amazon has just cited Llama Llama as one of the best children's books of the year. We have just completed a pilot script and series bible, and we will shortly be bringing this property to market.  We “sneak peek’d” it internationally last month at MIPCOM TV market in Cannes, and the response was overwhelmingly positive. We enjoy high expectations for Llama Llama which has sold close to 10 million books and has quickly become a modern classic. We will of course be introducing a broad line of consumer products along with the animated programs.

7

THOMAS EDISON'S SECRET LAB

Another one of our brands is Thomas Edison’s Secret Lab. It recently began running on public television stations across the country, Netflix, and our Kid Genius Channel, on Comcast. We have a fantastic line of science toys from one of the most exciting and dynamic new toy companies called Wicked Cool Toys, planning to be in the market for Christmas 2016, and we just had a national promotion begin with Ovation Brand restaurants across the country! Ovation Brand operates 325 restaurants in 35 states, serving nearly 80 million customers annually.

8

WARREN BUFFETT'S SECRET MILLIONAIRES CLUB

Secret Millionaires Club products are now coming to market exclusively through Barnes & Noble, this month, and we are proud that American Public Television has expressed their desire to broadcast the series of 26 episodes, and we are now amidst that with them.

Warren Buffett's Secret Millionaires Club.

Plug this Square Reader into a smartphone or tablet to take credit card payments.

HOW TO START YOUR VERY FIRST BUSINESS

- $ Tons of cool ideas for kid-run companies
- $ Amazing stories about awesome kid entrepreneurs
- $ Keys to success for any business

LemoNade

9

INCREASING BRAND AWARENESS THROUGH SOCIAL MEDIA

Each brand has its own dedicated social media channels with daily posts to engage with parents and raise awareness for our content, reinforcing our content with a purpose point of differentiation.

It's an exciting time, because we are just now beginning to see our products come to market. In fact, though today we have about 75 products in the marketplace, we have over 1,000 product SKUs of Genius Brands’ products contracted for which will be in the market in the coming quarters.

The numbers released today are showing the engine of this company revving up, yet we believe only a fraction of where the company will be as the full complement of Genius Brands comes to the marketplace in 2016. Our pipeline is robust and it is diverse. We have a competitive advantage, because of our niche, children's content which enriches as it entertains. There is a durability to that advantage because of the evergreen nature of the cartoon catalogue assets we create

Standby… as we move into 2016 with huge momentum!!

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.

10